Investor Presentation

Forward looking statement

Participants

Create a Premier Independent Investment Banking and Brokerage Firm Combine the Best of Stifel Nicolaus with the talents of Legg Mason's Capital Markets Group

Consolidation

The Middle Market Opportunity

Associate Buy In

Stifel is a growing firm 9 Years of Record Net Revenues 2004 ROE 20% 2005 Pre Tax Margins 15% 625 PCG Sales Professionals and 91 Stifel Nicolaus offices Diversified Private Client Base Strong Regional Public Finance Excellent FIG Investment Banking Best of Breed Technology Entrepreneurial Culture

Stifel has outperformed the major indexes over the trailing 1, 3, and 5 year periods

Legg Mason Capital Markets is the Capital Markets arm of Legg Mason Wood Walker This subsidiary is being divested as part of Citigroup Legg Mason transaction

Legg Mason Capital Markets Net Before Allocated Expenses (NBA) NBA Profit Margin

The Combined Firm

Equity Research

Research Model We are an award winning, stock picking, idea shop, that Consistent winner in WSJ Best of the Street and Forbes.com/Starmine focuses on all market caps, but is a leader in Small and Mid cap. Cover the entire spectrum from emerging to mega cap blue chips We revel in our Off Wall Street approach as we are staffed predominately with industry professionals from outside Wall Street. Nearly 2/3rds of our analysts worked in the industry they cover We believe our industry experience, opportunistic approach, and broad market cap coverage drives client returns and our award winning franchise.

Research is the Key 54 Analysts (combined firm) Over 670 stocks covered 38 product teams in 8 sectors 3-Tier Rating System

Intellectual Capital 3 Ranked Research Group by Awards from 2005 WSJ Poll 1 Batting average for firms with more than 35 Analysts

Opportunistic Research Coverage Model

Industry Expertise is Key

Our Research Platform

Equity Sales and Trading

Sales & Trading Locations

Equity Sales and Trading Deliver differentiated ideas and information Add value through knowledge, not capital commitment Aim to be a top provider of equity research and sales & trading Stable model - continuity of coverage Sales teams of 2 - 4 people 24 coverage traders based in Baltimore, Cleveland, Dallas, Denver, Kansas City, San Francisco and St. Louis OTC traders: 13 Market Makers Listed: 7 Block Traders, 18 Floor Professionals, 8 Program Traders Market maker in over 800 U.S. domestic equities Serve a broad array of clients

Investment Banking

Investment Banking The combined firm will have over 100 Professionals in 7 vertical industry groups and 3 focused product groups As a result of the combination, investment banking gains a much broader industry footprint

Public Offering Summary

M&A and Private Placement Summary

Fixed Income

Fixed Income Capital Markets Stifel has an Excellent Municipal Business but ... No Taxable Sales & Trading 67 Institutional Sales and Trading Professionals Expertise in Municipal, residential MBS CMBS, Corporate and Government Trading Strong Public Finance Broad institutional coverage Deep relationships Account/Commission diversity Advice and value-added sales effort

67 institutional taxable fixed income sales and trading professionals with over 1,600 active institutional taxable fixed income clients Average daily taxable trade volume in excess of $250 million, with annual taxable trade volume exceeding $66 billion Institutional Investor All-Star nominated Taxable Fixed Income Strategists Recognized taxable expertise in residential mbs, cmbs, government agencies, and corporate credit Combined entity ranks as the # 2 underwriter (negotiated and competitive bid) of new issue long term bank qualified municipals. For 2004 5.1% market share. Between Jan - June 2005 6.5% market share. 33 Public Finance Investment Bankers, and 20 institutional municipal sales and trading professionals

Transaction Summary

Transaction Structure Transaction Type ....Asset Purchase Transaction Structure: Assets Acquired & Liabilities Assumed Purchase of Net Trading Inventory at Fair Value (Estimated at $25 - $50 million of liquid marketable securities) (1) Purchase of Net Assets estimated at $6 - $8 million (Primarily fixed assets) Assumption of certain agreed upon liabilities including leases and contracts and other items related to the operation of the business Expected Closing ....4th Quarter 2005

Consideration Cash Earn Out

Other Incentives Stock Units

Estimated Share Issuance Units Diluted private placement

Transaction Success Factors Financial People Integration

Net Revenue Diversification

A Powerful, Balanced Combination

Proforma Ownership

Appendix A Stifel Financial Corp. is the parent company of Stifel, Nicolaus & Company, Incorporated, a regional, full-service brokerage and investment banking firm founded in 1890 and headquartered in St. Louis, Missouri, which operates 91 offices in 17 states, mostly in the central United States. A full range of investments, including stocks, corporate and municipal bonds, mutual funds, annuities, insurance, options, and managed assets accounts are available through the firm. Stifel Financial Corp. is listed on the New York Stock Exchange under the symbol "SF." To learn more about Stifel, please visit the company's web site at www.stifel.com. The LM Capital Markets business is part of Legg Mason Wood Walker, Inc., which Citigroup recently agreed to acquire from Legg Mason, Inc. The LM Capital Markets business to be acquired by Stifel includes the Investment Banking, Equity and Fixed Income Research, Equity Sales and Trading, Structured Finance, and Taxable Fixed Income Sales and Trading Departments of Legg Mason. This division has nearly 500 associates in 22 offices in the United States and Europe. The LM Capital Markets business to be acquired by Stifel excludes the Howard Weil Financial Corporation and its subsidiaries and the municipal finance related segments of the LM Capital Markets business. To learn more about LM Capital Markets, please visit Legg Mason's website at www.leggmason.com and visit the capital markets section.